Exhibit 16.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606
USA

Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com

March 19, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of AbbVie Inc.’s Form 8-K/A filed on March 19, 2013, and have the following comments:

1.              We agree with the statements made in Item 4.01(a) paragraphs one through four.

2.              We agree with the statements made in the first sentence of Item 4.01(b).

3.              We have no basis to agree or disagree with the statements made in the second sentence of Item 4.01(b).

4.              As to the third sentence of Item 4.01(b), we have no basis to agree or disagree with the statement insofar as it applies to clause (i) and we agree with the statement as it applies to clause (ii).

Yours truly,

/s/ Deloitte & Touche LLP